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                                 March 22, 2002




United States Securities and Exchange Commission
Washington, DC 20549


Dear Sir or Madam:

         At your request, the Company has obtained from Arthur Andersen, LLP certain representations concerning audit quality controls, including representations regarding the continuity of Andersen personnel working on the audit and the availability of national office consultation.



                                    Very truly yours,

                                    /s/ J. Michael Gaither

                                    J. Michael Gaither
                                    Executive Vice President, General Counsel and Treasurer

JMG/dbg